Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2021
(millions, except per share amounts)
Operating Revenue	$14,036

Operating Expenses	11,912

Income from operations	2,124

Earnings from equity method investees	180

Other income	1,251

Interest and related charges	1,118

Income from continuing operations including noncontrolling interest before income tax expense	2,437

Income tax expense	261

Net income from continuing operations including noncontrolling interest	2,176

Net loss from discontinued operations including noncontrolling interest	(52)

Net income including noncontrolling interests	2,124

Noncontrolling interests	(207)

Net Income Attributable to Dominion Energy	$2,331

Amounts attributable to Dominion Energy
Net income from continuing operations	$2,425
Net loss from discontinued operations	(94)
Net income attributable to Dominion Energy	$2,331

EPS - Basic
Net income from continuing operations	$2.90
Net loss from discontinued operations	(0.12)
Net income attributable to Dominion Energy	$2.78

EPS - Diluted
Net income from continuing operations	$2.90
Net loss from discontinued operations	(0.12)
Net income attributable to Dominion Energy	$2.78

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2021
(millions)
Operating Revenue	$7,599

Operating Expenses	5,296

Income from operations	2,303

Other income	152

Interest and related charges	517

Income before income tax expense	1,938

Income tax expense	339

Net Income	$1,599